Fiscal Year 2021 Performance Reports

Grid Performance

Kansas Grid

     During fiscal year 2021, pandemic related challenges in total industry slaughter volume still occurred, but less than the previous year.

     According to USDA reports, industry-wide, total fed cattle slaughter volume for 2021 was similar to 2019 — the year prior to the pandemic — although the industry had to rely more on Saturdays to accomplish this slaughter level. About 119,000 more fed cattle were harvested across the industry on Saturdays in 2021 compared to 2019. Divided by 52 weeks, that is almost the equivalent of one shift at a large- scale U.S. packing plant each week. Once again, ownership of U.S. Premium Beef, LLC (USPB) delivery rights proved extremely beneficial for cattle feeders to market cattle in a timely manner and have market access.

     Premiums in the marketplace were especially strong during fiscal year 2021 for higher quality, particularly in the second half of the year. As a result, well managed, high quality cattle experienced unusually large premiums on the USPB value-based grid, setting new records.

     Unfortunately, due to tighter margins in cattle feeding during recent years, it was apparent some cattle feeders purchased lower quality feeder cattle, which decreased the average quality grading of USPB carcasses overall. Yet, cattle delivered on the USPB grid with superior genetics for carcass traits were rewarded and captured extremely high premiums. One lot of 33 head harvested in November captured a record high premium of $391 per head.

     Table 1 lists the carcass grid performance for the last four years. Rewards on the grid for superior quality grades were very high, especially in the second half of the year. Average Prime premium for the year was the second highest in company history. During the week ending Nov. 6, the USPB grid offered a Prime premium of $49.86/cwt — the highest weekly premium in company history. Average premium for Certified Angus Beef® (CAB) and the Choice/Select spread, shown in Figure 1, were both record-high in 2021. The average carcass performance in each of those categories was down slightly from the previous year. Figure 2 shows the annual Choice and Prime average for USPB cattle, the total industry average and the USPB base grid threshold.

     As mentioned, there was an increase in the number of lower grading cattle. Looking specifically at lots that graded less than 60% Choice and Prime, more than 24,000 head were delivered during fiscal year 2021. This was the highest percentage of total USPB cattle grading that low within the last six years. Fortunately, the percentage of high grading cattle remained strong. The total number of cattle in lots grading over 90% Choice and Prime was very similar to the previous five years, which helped maintain the overall average. During fiscal year 2021, 48% of all conventionally fed USPB cattle were in lots grading over 90%. As a result, quality grade premium per head was record high, driven by large premiums in the marketplace.

     Live weights of USPB cattle at harvest were record high for the year. Hot carcass weight was the second highest, down just one pound from the record set the previous year.  Placement, or “in weight,” was the second heaviest going on feed, and days fed was record high. Despite elevated feed costs, quality grade rewards were high enough to keep cattle on feed longer.

     A greater percentage of steers were delivered on the USPB grid in 2021. This resulted in a record steer premium per head. More steers, heavier placement weights and more days on feed all contributed to the second highest percentage of heavyweight carcasses weighing 1,050 pounds or more. Fortunately, the grid changes implemented in October 2020 helped decrease the discounts for heavyweights. As a result, outweight discount was less than the previous year and was the smallest, or best, in the past seven years.

     Yield Grade 4 and 5 percentage decreased slightly from the previous year but was still the fourth highest in company history. During 2020, decreased slaughter capacity at packing plants during the pandemic caused a backlog of market-ready cattle, resulting in higher yield grades, or fatter cattle. The average backfat of USPB cattle during fiscal year 2021 was record high at 0.63 inches, up only slightly from the previous year. Muscling, in terms of ribeye area in relation to carcass weight, improved slightly to help decrease, or improve, yield grades. Figure 3 shows the Yield Grade 4 and 5 percentage for USPB cattle and plant average used on the grid. Cattle that NBP purchases on the cash market make up the plant average, or threshold. In fiscal year 2021, the plant average percentage of Yield Grade 4 and 5 carcasses was record high, resulting in USPB cattle receiving record high yield grade premiums per head.

     Total premium for USPB cattle, shown in Figure 4, set a record of $65.80 per head more than if they were marketed on the average cash, live market. This was $15 more than the previous year. An impressive 140,598 head of cattle were in lots that captured more than $100/head in premiums on the USPB grid. Of those, 10,237 head were in lots with premiums of $200/head or greater.

     USPB delivery rights and our value-based grid continue to benefit marketing cattle, especially during periods of decreased slaughter capacity in the industry. Even with industry-wide improvements in quality grading, rewards for quality were extremely high during fiscal year 2021. It was unfortunate USPB cattle decreased slightly in quality grade. By comparison, if USPB cattle had maintained quality grades equal to the previous year, premiums would have been $9.90/head greater, on average. This trend further illustrates the value of quality on USPB’s grid, especially when premiums in the marketplace are strong. The USPB grid continues to be a valuable tool for rewarding producers for quality cattle and a source of high quality carcasses for NBP.

Figure 1

USDA Choice/Select Spread, $/cwt.
20
15
10
5
0
$/cwt
98 99 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 16 17 18 19 20 21
Calendar/Fiscal year

Figure 2

Percent Choice & Prime
90
80
70
60
50
40
USPB
USDA-ALL
BASE GRID
98 99 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 16 17 18 19 20 21
Calendar/Fiscal Year

Figure 3

Yield Grade 4&5 Percentage
USPB
Plant Avg
Percent
20
15
10
5
0
98 99 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 16 17 18 19 20 21
Calendar/Fiscal year

Figure 4

USPB Total Grid Premium, $/head
$80
$70
$60
$50
$40
$30
$20
$10
0
98 99 00 01 02 03 04 05 06 07 08 09 10 11 12 13 14 15 16 17 18 19 20
Calendar/Fiscal year

Iowa

     Fiscal year 2021 was the second full year of harvesting cattle on the USPB grid at the NBP plant in Tama, Iowa. Grid performance is summarized in Table 2 for cattle delivered to the Iowa plant.

     Grid premiums from Iowa cannot be compared directly to the those on the Kansas grid. Only black-hided cattle are harvested at the Tama plant. The Iowa grid compares back to a dressed delivered price in Iowa/Minnesota instead of a live price at the feedyard in Kansas. Therefore, the Iowa grid does not have a “yield benefit” like the Kansas grid. Instead, Table 2 lists the benefit of the formula allowance that is added to the USDA dressed-delivered price. There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant, in a different region, on a different grid.

     The total volume of cattle delivered increased 261% from the previous year. More producers are using this new grid in a region where grid marketing is less common. Some producers have previous experience with grid marketing and know how their cattle grade. Others are learning about their cattle and how to use the grid as a marketing option. Combined with Kansas deliveries, a record high number of cattle were delivered to all plants in fiscal year 2021.

     During 2021, USPB cattle delivered to Iowa improved slightly in quality. Prime, Choice and Prime, and CAB percentages were all numerically higher than the previous year. This is impressive when compared to national averages of all cattle USDA graded within the entire industry, which had a slight numeric decrease from the previous year. Figure 5 shows the Choice and Prime percentage of all cattle delivered on the Iowa grid, the Kansas grid and the USDA industry average. Figure 6 shows the CAB percentage for those same categories. Note the USDA reports the industry average as the total percentage of all cattle grading in the upper 2/3 Choice, which is the marbling specification for CAB, but this industry average applies to all breeds and hide colors.

     Figure 7 shows the percent Prime. The superior quality grades delivered on the Iowa grid was extremely valuable with the strong premiums in the marketplace. Prime is especially influential on the Iowa grid. Strong premiums and superior grading resulted in an average quality grade premium that was nearly $40/head more than the previous year.

     USPB cattle on the Iowa grid did have a slight increase in Yield Grade 4 and 5 percentages. The incentive for maximizing quality grade premiums resulted in more days on feed relative to placement weight going into the feedlot. The Iowa grid has significantly higher plant averages, or thresholds, for Yield Grade 4s and 5s. As a result, the yield grade premium per head remained positive and was only $3.84 lower than the previous year — substantially less than the improvement in quality grade premium.

     Carcass and live weights also increased from the previous year. However, through better management and marketing, total heavyweight percentage and the outweight discount per head were smaller. Changes to the grid made in October 2021 also helped decrease the overall discount of carcasses weighing 1,050 pounds and higher.

     The average overall premium improved almost $36, and the top 25% improved $69/head to average $136.23/head on the Iowa grid. Even though the industry now has higher quality grades in recent years, the rewards in the marketplace were even larger in 2021.

     Consumer demand for high-quality beef continued to provide producers with incentive for improving quality.

USPB Performance, Iowa Premium Grid

Table 2	FY 2020	FY 2021	Fiscal Year 2022 (Dec. 26 – Feb. 19)	
	All	All	All	Top 25%
In Weight	712	751	741	613
Days Fed	197	201	216	299
Live Weight	1,376	1,387	1,427	1,442
Carcass Weight	873	877	900	909
Yield, %	63.44	63.22	63.11	63.02
Prime, %	20.92	21.06	19.21	34.18
Choice & Prime, %	92.83	94.66	94.20	97.58
CAB (Choice only), %	34.04	35.15	37.31	37.82
Ungraded, %	0.85	1.08	1.26	0.75
Over 30 months, %	2.87	2.49	2.15	1.44
Yield Grade 1, %	1.85	1.46	1.27	0.63
Yield Grade 2, %	14.00	12.53	12.78	10.46
Yield Grade 3, %	61.54	60.57	58.36	60.25
Yield Grade 4, %	17.60	20.19	21.43	22.08
Yield Grade 5, %	5.01	5.24	6.16	6.57
Avg. Yield Grade	3.10	3.31	3.18	3.24
Lightweight 699/dn, %	0.28	0.50	1.34	0.97
Heavyweight 1050/up, %	5.10	4.22	7.28	8.06
Quality Grade premium	$12.32	$52.21	$66.28	$126.60
Formula allowance benefit	$12.41	$11.56	$9.03	$9.17
Yield Grade premium	$11.18	$7.34	$5.94	$5.95
Outweight discount	-$5.58	-$4.90	-$8.60	-$7.66
Overall Premium	**$30.33**	**$66.21**	**$72.65**	**$134.06**
Top 25% Premium	$67.12	$136.23	$134.06	NA
Steer, %	68.54	61.37	46.48	47.89
Black-hided %	100.00	100.00	100.00	100.00
Prime Premium, $/cwt.	$12.43	$27.23	$36.09	$36.09

Financial Results

     USPB’s financial results improved significantly in fiscal year 2021 compared to the prior fiscal year. For the year, which ended Dec. 25, 2021, USPB recorded net income of $359.5 million compared to $192.7 million in 2020, an increase of approximately $166.8 million. The increase in USPB’s net income was due to record net income at National Beef Packing Company, LLC (NBP). For the year, NBP realized net income of $2.4 billion, an increase of approximately $1.1 billion over the prior year. The combined effects of increased margin per head and an increase in volume led to higher profitability in 2021 compared to 2020.

     In fiscal year 2021, USPB made significant distributions to its members. In total, USPB distributed $227.5 million ($85.2 million in discretionary distributions and $142.3 million in tax distributions). On a per unit basis, USPB distributed $301.94 per combined Class A and Class B units.

     For fiscal year 2021, producers delivered 808,865 head of cattle through USPB to NBP Kansas plants and 47,203 head to the Iowa plant. For the year, average gross premiums per head for cattle delivered to the Kansas and Iowa plants were $65.80 and $66.21, respectively.

     USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables NBP to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office with questions about USPB’s financial and operational results.

USPB Annual Meeting March 16

     There is still time to register for the upcoming USPB Annual Meeting on Wednesday, March 16 at 3:00 p.m. CT. This meeting will be hosted at the United Wireless Arena and Conference Center in Dodge City, Kansas.

     This one-day meeting will feature a late afternoon business meeting followed by a reception and dinner. Dr. Ted Schroeder from the Department of Agricultural Economics at Kansas State University will be our evening speaker.

     Registration for the meeting will begin at 2:30 p.m. at the Conference Center. NBP representatives will review fiscal year 2021 results at 3:00 p.m.

     The USPB business meeting will immediately follow the NBP presentation. USPB will host a reception at 5:30 p.m., followed by dinner and Dr. Schroeder’s presentation. Please call the USPB office if you are interested in registering.

USPB Beneficiary Form

     Due to increasing requests, USPB now has a Designation of Transfer on Death beneficiary form (TOD).

     A TOD can be used in conjunction with your existing estate planning documents. A TOD does not address any tax or other consequences that may or may not apply to your USPB units. We encourage you to visit with your legal and tax advisors on this subject. Please contact our office if we can assist further.

Directing Our Narrative
Industry Update From Jerry Bohn

     The world eagerly awaited New Year’s Day 2021. There was hope for normalcy, but it was clear from the first week that uncharted changes would remain commonplace, especially for the beef industry: a new administration, supply-chain disruptions and market transparency legislation to name a few.

     Jerry Bohn, secretary and a 16-year member of the U.S. Premium Beef board of directors and the immediate past president of the National Cattlemen’s Beef Association (NCBA), was part of several teams navigating the beef sector through these changes. The commercial cattle feeder from Wichita, Kansas, discusses the major factors influencing beef production and their implications below.

Beefing up value

     U.S. Meat Export Federation data recently reported record beef export sales in 2021 at $10.58 billion, with record volume at 1.44 million metric tons. Bohn describes beef exports as one of the shining stars for the industry, made possible by signing trade agreements with Mexico and Canada, the European Union, Japan and China.

     “Those free trade agreements are very vital and important in our ability to be able to export to other countries,” Bohn says.

     Ongoing work with Japan to negotiate a trade trigger offers more potential to export higher volumes of U.S. beef to Japan. Still, China is the main driver for booming exports. Bohn notes the country’s geography restricts its food producing capacity to supply only 7% of the population, creating a huge market for all food products.

     Domestically, the Coronavirus Food Assistance Program (CFAP) provided funding to almost every American beef producer, an effort lead by NCBA in 2020.

     “We decided that because the pandemic had such a drastic, horrific effect on the cattle market, particularly, and the fact that we backed up so many cattle that we couldn’t get processed, that people needed help,” Bohn says. “NCBA was the only agricultural organization association that went to bat for the livestock industry to get money back to the country.” In fact, Bohn’s most memorable moments presiding over NCBA were dealing with the pandemic and seeing cattle prices rebound in the latter part of 2021. “Our team in Washington and Denver were basically in the office everyday through the pandemic, working on behalf of the industry. I’m proud of the staff that we have put together and their dedication to the industry,” he says.

Work in Washington

     When the Biden administration took over in 2021, many in the agricultural community were skeptical about future ag policy decisions. However, Bohn says the new administration has reached out to NCBA on almost every issue for input, like revising legislation for Waters of the U.S.

     Most recently, lawmakers worked with NCBA to introduce the bipartisan Cattle Contract Library Bill, which would build a cattle contract library within USDA’s Agricultural Marketing Service (USDA-AMS). The bill has cleared the House of Representatives and is being debated in the Senate.

     “They [AMS] are very cognizant of confidentiality and the role that confidentiality plays in market reporting,” Bohn says. “We believe they will construct this contract library in such a way that there will not be any trade secrets or anybody getting an unfair advantage. Our goal is to make available to producers the opportunity to more quickly see what might be available within the fed-cattle marketplace.”

     On the topic of price discovery, Bohn does not foresee any mandated pricing mechanisms being put in place soon. “I believe that people are realizing that the industry needs to solve this for itself, and I think NCBA played a very important role over the last couple of years in making cattle market price, discovery and transparency more visible.”

     He notes the industry has responded with higher negotiated trade in Texas, Oklahoma, New Mexico and Kansas in the last couple years.

Consumer-facing initiatives

     Efforts to achieve internal transparency are matched with efforts to improve external transparency. Leading the charge is the Beef Checkoff program, which provides national marketing and research to increase global demand for beef. Established with the 1985 Farm Bill, the program receives $1 per head of all cattle marketed or imported.

     Bohn shares the latest research shows a $11.21 return for every dollar invested. He attributes growing demand for beef domestically and internationally directly to Checkoff efforts. Other success stories include the Beef Quality Assurance and Masters of Beef Advocacy programs — the latter of which has trained more than 20,000 people to be spokespeople for the industry.

     Beef Checkoff’s investment in research has also identified improved safety measures for packing plants and value discovery for muscles within the chuck and round, like the flat iron and Delmonico steaks. Bohn says, “We’ve been able to harvest those muscles separately and are selling them at a higher price.”

     The Checkoff and NCBA managed Beef. It’s What’s For Dinner.® brand is ramping up presence on television and social media. At the 2022 Cattle Industry Convention and NCBA Trade Show, football analyst and retired Dallas Cowboys quarterback Tony Romo was announced as the new industry spokesman for the campaign.

     What’s more, Beef. It’s What’s For Dinner. has been featured on the ESPN Tailgate series, Hallmark’s Countdown to Christmas and the Food Network, and sponsored the Beef. It’s What’s For Dinner. 300 NASCAR Xfinity race in Daytona, Florida, for a second year.

     Yet perhaps industry support for the Beef Checkoff was best gauged when a petition to call for a program referendum received only 30,000 signatures of the 88,000 required by the USDA. “I think that shows that the majority of the beef producers in the country are satisfied with the work that the Checkoff is doing,” Bohn emphasizes. “Nobody else is going to promote our product for us. We’ve got to carry the water and promote our own products.”

     Similarly, Bohn says it’s time for cattle raisers to update the narrative on sustainability. Most notably is shifting focus from methane to carbon dioxide (CO2) when discussing beef’s contribution to greenhouse gas emissions. Beef cattle account for just 2% of greenhouse gas emissions in the U.S., which includes methane and carbon.

     However, warming effects from the two gases are very different. Methane stays in the environment approximately 12 years and then is removed by oxidation, while CO2 stays in the atmosphere forever. Bohn points out beef producers “operate almost 900 million acres of land that sequesters carbon” by capturing the gas through photosynthesis. Cattle, in turn, convert that grass into high quality, human-edible protein — a process known as upcycling.

     To compare warming impacts of different gases, the scientific community has widely adopted Global Warming Potential (GWP). Bohn is optimistic a new measure will soon take hold: Global Warming Potential Star (GWP*). He believes this metric will be favorable for the livestock industry because it accounts for methane’s short life cycle, rather than just the rate of emission.

     And, with a goal for the beef sector to be carbon-neutral by 2040 as established by a 17-member task force, GWP* can provide a clearer assessment of the industry’s efforts to reduce its carbon footprint.

     With a complex story to narrate, Bohn believes grassroots producers have a responsibility to communicate with elected officials – from city officials to Congressmen. All too often, these representatives hear solely from the opposition, with little feedback from cattlemen. To this end, he supports organizations like NCBA and the Kansas Livestock Association that can advocate on behalf of the industry, and for younger producers to get involved.

     “I think for the beef industry to be a participant in the years ahead in food production, we’ve got to embrace new technology, new ideas and new ways,” he says. “I’m looking at the next generation to help push our industry along so that we can compete and continue to provide high quality protein for people.”

Beef Exports Set New Records in 2021

     Data recently released by the U.S. Meat Export Federation (USMEF) indicates beef exports greatly exceeded previous records during 2021. For the first time ever, export sales topped $10 billion, according to data released by USDA, and compiled by the USMEF. These results show value for the year at $10.58 billion, up 38% from 2020. Beef export value per head of fed slaughter was a record $407.22 in 2021, up 35% from a year ago.

     Volume was 1.44 million metric tons (mt), an increase of 15%. In total, exports accounted for 15% of total beef production. Beef exports to Korea, Japan and China/Hong Kong each topped $2 billion, setting new volume and value records in Korea and China/Hong Kong, and a value record in Japan.

     “The beef export results are truly remarkable, especially considering the COVID-related obstacles in the global foodservice sector and all the supply- side and logistical challenges faced by the U.S. industry,” said USMEF President and CEO Dan Halstrom, who was featured in the May 2021 USPB update.

     “Obviously our large Asian markets accounted for much of the growth, but it really takes broad-based global demand to reach these impressive levels. So, this success story is not just about Korea, Japan and China, but also a strong performance in Taiwan, excellent growth in Central and South America and a rebound in Mexico and Southeast Asia.”

From the Ranch:
Moving in the Right Direction

     In Hitchcock, South Dakota, Scott and Paula Hamilton have identified a strategy that leads straight to premiums.

     The couple operates Hamilton Farms, which encompasses cow-calf, a beef feedlot and mixed cropping including corn, soybeans, alfalfa, cereal grains and a balance of cover crops. Calves from approximately 1,000 Gelbvieh- cross cows are fed through finish in the family’s two feedlots.

     With a direct chain from birth to finish, the Hamiltons seek improvements in all phases of production. At the cow-calf level, that meant investing in things like fetal programming and a herd health program. On the terminal end, delivering cattle to USPB proved the best way to enhance every investment made along the way.

     “U.S. Premium Beef has been really helpful to our operation,” Paula says. “Being able to work with the individuals in the operation and the data we’ve been able to get back has helped us to move in the right direction to sustain our whole herd.”

Finding the right grid

     It all started when Scott learned about USPB while at a Range Beef Cow Symposium conference. Although he was already utilizing a grid to market cattle, Scott was impressed with the data from USPB, which includes ribeye area, back fat, quality grade and yield grade on individual animals.

     “The thing that I really appreciate about U.S. Premium Beef is we got to become an owner in our own destiny,” Scott says. “They really try and help us be better and help us to improve our own genetics and our own cattle herd through data transfer.”

     With data that is easy to interpret, Scott says he has a better understanding of how carcass quality is influenced when cattle are on feed for a prolonged time or are shortened on feed. Since the Hamiltons typically market cattle on a six- month schedule from July to January, they can use data to identify the best time to market their cattle.

     “I understand what I have and then I can place it onto the market that I think is appropriate,” Scott says. “It’s a little tough to market things if you don’t know what you have. So, it gives us direction, and it has been for the positive. We’ve been able to capture really nice premiums.”

     Premiums have been anywhere from $20 to $120 per head. And with the Tama, Iowa, plant up and running, the Hamiltons have cut freight costs to improve net profit.

     Another way USPB has helped the South Dakota operation with revenue is providing guaranteed market access. Paula says this was especially important during the early stages of the pandemic when market access wasn’t favorable.

     “It’s been incredibly fortunate working with U.S. Premium Beef that we’ve had that access and always have that market available to us,” she says.

Staying the course

     When it comes to sustaining Hamilton Farms, USPB is helping create efficiencies for long-term success. This includes data to provide benchmarks for genetic improvement and marketing and management suggestions on everything from feeding to implants.

     And, with members of the next generation of Hamiltons potentially returning to the farm, the longevity of the farm and industry-wide beef production is top- of-mind.

     “Sustainability is a big issue,” Scott says. “We need to know where we’re at in terms of rate of gain conversion. And by having data, we can benchmark where we’re at, maybe on our carbon footprint. If we want to improve it over time, we can do that by tracking data and then using it towards our sustainability efforts.”

     Regardless of the ups and downs and trends in beef production, one thing is for certain: As the future unfolds, USPB will continue to help Hamilton Farms move in the right direction.

Checking in on the Liberal Fab Floor Transformation Project
Five million pounds of structural steel, 46,000 feet of electrical cable and a whole lot of dedication are keeping the multi- year new Liberal Fabrication Floor project on track.

     Remember early 2020? Feels like a lifetime ago.

     COVID-19 had spun the world into crisis, individuals and corporations were shutting down and quarantining and, of course, you couldn’t buy toilet paper anywhere for what seemed like an eternity.

     Meanwhile, the leadership team in Liberal, Kansas, was asking for $115 million for a multi-year project that will result in a new fabrication floor.

     On one hand, maybe the timing wasn’t perfect. Budgets and projections had been set aside as we focused on employee welfare and collectively navigated an uncertain future.

     On the other hand, maybe the timing couldn’t have been better. Suddenly, there was a global spotlight on working environments, with production facilities front and center.

     And our Liberal team was working on a congested, dated fabrication floor. It had been a logistical headache for years, trying to operate a 21st century, growing beef business in a plant built in 1969.

     So, the executive team came to the National Beef board of directors with a proposal: Let’s take $115 million and completely expand, modernize and, essentially, create a new fabrication floor. By taking three smaller floors and opening them up into one big, modern floor, the project would achieve a variety of goals:

  Improve labor availability and retention
  Increase efficiency through automation
  Decrease annual equipment repair and maintenance costs;
  Improve employee safety and work environment

  Prioritize employee engagement
  Enhance food safety and regulatory compliance
  Grow sales and revenue

     It all made a lot of sense. Still, it was a big ask. The team expected not to hear an answer for a few weeks. Instead, it heard an enthusiastic, “Let’s get it going, already!”

     And “get going” they did. The project, which officially kicked off later in 2020, was slated to be completed within three years. Now, nearing the end of 2021, the project is well underway, and we want to provide an update.

     In late September 2021, we started a brand-new engine room that will add two additional 800-horsepower compressors (to the existing five 800-horsepower compressors and one 900-horsepower compressor), which will be responsible for cooling the new fabrication floor.

     That’s a lot of juice.

     The old dock doors are being pulled out of service and replaced in preparation for the new fabrication floor. Doors 1 through 5 are already shut down, and that’s where the first friction piles are going in to act as building supports for the increased square footage on the horizon.

     In January 2022, the first of what will eventually be 125 full truckloads of structural steel was delivered for the building itself, which will be constructed from south to north.

     That’s more than 5 million pounds of structural steel. Plus 5,000 yards of concrete, equivalent to roughly 700 cement truckloads. And, more than 46,000 feet of electrical cable.

     Orders are in for conveyor equipment, rotary machines for pack-off, refrigeration equipment and other major fabrication floor components. The team is testing state-of-the-art robotics, including an automated loin-break robot that’s currently being trialed in Dodge City.

     “We're exploring all kinds of equipment to make everything on the Fab Floor safer and more efficient,” said Caleb Tschetter, director of beef plant engineering. “All the saws on the floor, except for the two we use for back ribs and bone-in ribs, will be automated, so we can get our people away from the blades. Everyone on the team, from our production personnel to management, is excited about what we have in store.”

     Liberal Assistant General Manager Sergio Banuelos has been holding review meetings with all levels of his team to review plan drawings, equipment and design of the new system. Banuelos has walked supervisors and general foremen through the future build site to begin discussing all possible scenarios of this new project.

     They also took a team of 10 National Beef employees to Alabama to visit vendor D&F Equipment Integrated Food Systems and check out a 40-foot test section of the table being built, allowing them to weigh in and provide feedback on what modifications would be needed to make the equipment a perfect fit for the Liberal operation.

     “We want to make sure we’re getting all the pieces just right,” said Banuelos. “We might even make another trip down as we get closer, to ensure it’s built to our exact specifications.”

     “Having our employees who perform these jobs involved in the design and functionality is a game-changer and positions us for a smoother implementation,” added Tschetter.

     The progress on this project so far is a testament to Liberal’s leadership, but also to the teams who can’t wait to get to work on a brand-new Fab Floor.

     “There’s a long list of people who have been key to the project’s success,” said Banuelos. “The dedication and input from Alfredo Juarez, quality assurance manager; Roy Amparan, fabrication maintenance superintendent; Gerry Saenz, fabrication manager; Jesus Hernandez, fabrication general foreman; Josh Purdy, plant engineer; Mark Jellison, corporate vice president of safety; Joaquin Urias, project manager; Randy Cooper, corporate PSM and utilities manager; and Dave Kalscheur, corporate engineering, especially has been crucial. They’ve been going above and beyond to take the project to a whole new level.”

     That dedication has been especially pivotal due to global supply chain issues caused by the pandemic. Equipment orders that used to take four to six weeks are now taking between 16-20 weeks. Everything is significantly more expensive than it would have been at the time of the proposal. And still, the project is on track to finish in its originally anticipated timeline.

     The world has changed, but our Liberal team is still relentlessly focused on making this happen. They’ve worked creatively to keep things moving forward.

     “We’re moving at a brisk pace for the size of the project,” said Tschetter. “We’ve had to pivot and look at some things with fresh eyes, but we’re staying committed and staying on track.”

     The Liberal fabrication floor may be long overdue for an update after almost fifty years, but the project underway will ensure it is scalable for safe, efficient work for the next fifty to come.

     We’ll update you further in future editions of the newsletter as the team keeps making great progress!

Upcoming Sales
Looking to enhance herd genetics? Check out sale dates for USPB’s Qualified Seedstock Suppliers.

MARCH 9
Pelton/R.A. Brown Ranch	MARCH 22	APRIL 9
	Ferguson Angus	Fink Beef Genetics
MARCH 18
Marshall & Fenner	MARCH 26	APRIL 23
Rishel Ranch	Sandhill Farms	Heartland Simmental &
Angus
MARCH 19	MARCH 28
Molitor Angus Ranch	Oleen Brothers	MAY 2
Gardiner Angus Ranch
MARCH 20	APRIL 2
Briarwood Farms	Gardiner Angus Ranch

For more information and links to sale details, visit www.uspremiumbeef.com.

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